CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-235803) of Trustreet Properties, Inc. of our report dated March 4, 2005 except for the last paragraph of Note 1, as to which the date is September 9, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K/A.



/s/PricewaterhouseCoopers LLP
Orlando, Florida
September 9, 2005


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